EXHIBIT 99.1

Remark Holdings Announces Fiscal Year 2022 Financial Results

Company Continues Expanding Strategic Partnerships to Set Stage for Future Growth

LAS VEGAS, NV - April 17, 2023 - Remark Holdings, Inc. (NASDAQ: MARK), a diversified global technology company with leading artificial intelligence (“AI”) solutions and digital video analytics, today announced its financial results for the fiscal year ended December 31, 2022. For complete details of the consolidated financial statements and accompanying management’s discussion and analysis the fiscal year ended December 31, 2022, please see the company's filings with the SEC (www.sec.gov).
Management Commentary
“In the fourth quarter of 2022, the world refocused its attention on how powerful artificial intelligence can be and on its ability to change the world. Over the last eight years, we have built our award-winning AI platform from the ground up, and now we can be proud that our team has made us one of the leaders in artificial intelligence, specifically in computer vision,” noted Kai-Shing Tao, Chairman and Chief Executive Officer of Remark Holdings. “While operating under the strict Covid lockdowns in China, 2022 was a transition year where we successfully diversified our business primarily to the U.S. and the United Kingdom, where we will reap the benefits in 2023. Our recently-won customers and strategic partners like Genetech and Milestone attest to our ability to deploy our AI-based solutions to help businesses run more effectively and efficiently and provide an immediate ROI. In 2023, you will see our team continue to deliver with new customers, to expand our business with existing customers, to expand into Latin America and the Middle East, and to build and create cutting-edge AI technology that makes a real difference.”
Fiscal Year 2022 Business Highlights
•The company, with its AI-powered Smart Safety Platform (“SSP”) and related Smart Sentry units, has been selected by Milestone and other market-leading providers in the video management software industry as strategic partners. Remark’s integration with Milestone Systems’ XProtect® platform allows organizations to make real-time, data-driven decisions and uncover data insights from the autonomous detection of security incidents and breaches 24 hours per day.

•Remark AI won the contract to provide the SSP, Smart Sentry, and related equipment to Fremont Street Experience to help maintain the safety and security of Fremont Street Experience’s more than 26 million annual visitors. The installed system provides real-time, actionable alerts, performs crowd counts, analyzes behavior, and detects intrusions, loitering, suspicious objects, fire, and smoke. It allows for intelligent investigation of any security events.

•In the fourth quarter, the company deployed its Smart Campus solutions at an additional 100 campuses in China, bringing total installations to more than 600 campuses and helping protect more than 1.2 million students. In addition, Remark’s AI-based comprehensive student reporting system has undergone pilot programs in a few cities, which, upon completion of the pilot programs, will expand coverage to an additional 350 schools.

•By the end of 2022, the company completed an additional 11 installations of its Smart Construction solution in China, bringing the total installations to 97 sites and continuing to work towards the completion of a second 60-site project. Each initial construction project generates approximately $100,000 in revenue, and the pace of Remark’s installations is expected to grow as China opens up.

•The Covid-19-related lockdowns that continued for long stretches of time during 2022 in various regions in China prevented Remark from completing even more deployments of its Smart Campus and Smart Construction systems as had been planned, and the company had to re-evaluate the planned deployments of its systems in China Mobile retail locations and at various banks. Remark expects that deployments at China Mobile retail locations and at banks will gradually resume in the second quarter of 2023.

•As of December 31, 2022, Remark was able to restart its China Mobile Smart Community installations, and the company expects to complete installations of approximately 100 of its Smart Community systems in 2023.

Fiscal Year 2022 Financial Results
•Revenue for fiscal year 2022 totaled $11.7 million, reflecting a 27% decrease from $16.0 million during fiscal year 2021.

◦Revenue contributed by Remark’s U.S. businesses decreased by $3.5 million during fiscal year 2022 when compared to fiscal year 2021, primarily because the company performed $2.8 million worth of AI data intelligence services and advertising services related to a daily fantasy sports project during fiscal year 2021 but did not repeat the same or similar project during fiscal year 2022. A decline in demand for Remark’s thermal imaging products also reduced U.S. revenue by approximately $0.4 million.

◦Revenue from China decreased to $11.4 million in fiscal year 2022 from $12.2 million in fiscal year 2021, primarily due to lengthy lockdowns and other restrictive measures under China’s Zero COVID policy that were implemented and continued in many cities across China well into the fourth quarter of 2022. Such lockdowns and restrictive measures prevented the company from completing as many projects as had been expected.

•Gross profit decreased to $0.3 million in fiscal 2022 from $4.5 million in fiscal 2021 commensurate with decreased revenue.

•The company’s operating loss of $21.3 million during fiscal year 2022 reflected an increase of $7.4 million from an operating loss of $13.9 million during fiscal year 2021. In addition to the decrease in revenue, changes in Remark's technology and development expense, general and administrative expense and a recovery of marketing expense in fiscal year 2021 that was not repeated in fiscal year 2022 contributed to the increase in operating loss.

•Net loss totaled $55.5 million, or $5.22 per diluted share, during the fiscal year ended December 31, 2022, compared to net income of $27.5 million, or $2.70 per diluted share, during the fiscal year ended December 31, 2021. The prior fiscal year included a $43.6 million non-operating gain on the revaluation of the company’s investment in the common stock of Sharecare, Inc. The value of the investment declined significantly since the prior fiscal year due to macroeconomic and stock market conditions, such that when the company disposed of the investment through sales and in partial settlement of debt, a $26.4 million loss on investment resulted. Interest expense increased to approximately $6.0 million during the fiscal year ended December 31, 2022, from $2.3 million during the fiscal year ended December 31, 2021, primarily due to a large increase in debt principal outstanding and debt discount related to new debt.

•On December 31, 2022, the cash balance totaled $0.1 million, compared to a cash balance of $14.2 million on December 31, 2021. Net cash used in operating activities was $16.6 million during fiscal year 2022.

•In response to a notice received on July 2, 2022, from the company’s senior lenders, Remark delivered, on July 11, 2022, its remaining 6,250,000 shares of Sharecare, Inc. to its senior lenders, which reduced the outstanding principal amount on its senior secured loans by approximately $9.7 million. As a result, the company no longer owns any equity interests in Sharecare, Inc.

•On October 6, 2022, the company obtained an equity line of credit pursuant to which, after certain conditions are met, it can sell its common stock to Ionic Ventures LLC in exchange for as much as $50.0 million.

•On December 21, 2022, the company effected a 1-for-10 reverse split of our common stock.
Conference Call Information
Management will hold a conference call this afternoon at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss the Company’s financial results and provide an update on recent business developments. A question and answer session will follow management’s presentation.
The live conference may be accessed via telephone or online webcast.
Toll-Free Number: 877.407.4018
International Number: 201.689.8471
Conference ID: 13737786
Online Webcast:
https://callme.viavid.com/viavid/?callme=true&passcode=13737786&h=true&info=company&r=true&B=6

Participants are advised to log in for the live webcast 10 minutes prior to the scheduled start time.

A call replay will be available after 7:30 p.m. Eastern time on the same day through April 22, 2023, at 11:59 p.m. Eastern time.
Toll-Free Replay Number: 844.512.2921
International Replay Number: 412.317.6671
Replay PIN: 13737786

About Remark Holdings, Inc.
Remark Holdings, Inc. (NASDAQ: MARK) delivers an integrated suite of AI solutions that help organizations monitor, understand and act on threats in real time. Remark consists of an international team of sector-experienced professionals that have created award-winning video analytics. The company’s GDPR-compliant and CCPA-compliant solutions focus on sectors including retail, federal agencies, public safety, hospitality, and transportation. The company’s headquarters are in Las Vegas, Nevada, USA, with operational offices in New York and international offices in London, England. For more information, please visit the company’s website: www.remarkholdings.com
Forward-Looking Statements
This press release may contain forward-looking statements, including information relating to future events, future financial performance, strategies, expectations, competitive environment, and regulation. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, as well as statements in the future tense, identify forward-looking statements. These statements involve known and unknown risks, uncertainties, and other factors, including those discussed in Part I, Item 1A. Risk Factors in Remark Holdings’ Annual Report on Form 10-K and Remark Holdings’ other filings with the SEC. Any forward-looking statements reflect Remark Holdings’ current views with respect to future events, are based on assumptions, and are subject to risks and uncertainties. Given such uncertainties, you should not place undue reliance on any forward-looking statements which represent Remark Holdings’ estimates and assumptions only as of the date hereof. Except as required by law, Remark Holdings undertakes no obligation to update or revise publicly any forward-looking statements after the date hereof, whether as a result of new information, future events, or otherwise.
Company Contacts
Fay Tian
Vice President of Investor Relations
F.Tian@remarkholdings.com
(+1) 626-623-2000
(+65) 8715-8007

REMARK HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(dollars in thousands, except share and per share amounts)

	December 31,
	2022	2021
Assets
Cash	$52	$14,187
Trade accounts receivable, net	3,091	10,267
Inventory, net	308	1,346
Investment in marketable securities	—	42,349
Deferred cost of revenue	7,463	589
Prepaid expense and other current assets	1,374	5,774
Total current assets	12,288	74,512
Property and equipment, net	1,699	357
Operating lease assets	180	194
Other long-term assets	269	440
Total assets	$14,436	$75,503
Liabilities
Accounts payable	$9,602	$10,094
Advances from related parties	1,174	—
Liability related to convertible debenture	1,892	—
Accrued expense and other current liabilities	7,222	5,963
Contract liability	308	576
Notes payable, net of unamortized discount and debt issuance cost of $0 and $2,189 at December 31, 2022 and 2021, respectively	14,607	27,811
Total current liabilities	34,805	44,444
Operating lease liabilities, long-term	56	25
Total liabilities	34,861	44,469

Commitments and contingencies

Stockholders’ Equity (Deficit)
Preferred stock, $0.001 par value; 1,000,000 shares authorized; zero issued	—	—
Common stock, $0.001 par value; 175,000,000 shares authorized; 11,539,564 and 10,515,777 shares issued and outstanding at December 31, 2022 and 2021, respectively	12	11
Additional paid-in-capital	368,945	364,333
Accumulated other comprehensive loss	(859)	(270)
Accumulated deficit	(388,523)	(333,040)
Total stockholders’ equity (deficit)	(20,425)	31,034
Total liabilities and stockholders’ equity (deficit)	$14,436	$75,503

REMARK HOLDINGS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss
(dollars in thousands, except per share amounts)

	Year Ended December 31,
	2022	2021
Revenue, including amounts from China Business Partner	$11,666	$15,990
Cost and expense
Cost of revenue (excluding depreciation and amortization)	11,331	11,455
Sales and marketing	971	971
Recovery of marketing expense - China Business Partner activity	—	(1,530)
Technology and development	2,101	4,692
General and administrative	18,399	14,120
Depreciation and amortization	166	191
Total cost and expense	32,968	29,899
Operating loss	(21,302)	(13,909)
Other income (expense)
Interest expense	(6,073)	(2,308)
Finance cost on liability related to convertible debenture	(1,422)	—
Change in fair value of warrant liability	—	123
Gain (loss) on investment	(26,356)	43,642
Gain on debt extinguishment	—	425
Other loss, net	(339)	(492)
Total other income (expense), net	(34,190)	41,390
Income (loss) from before income taxes	(55,492)	27,481
Benefit from (provision for) income taxes	9	(9)
Net income (loss)	$(55,483)	$27,472
Other comprehensive loss
Foreign currency translation adjustments	(589)	(44)
Comprehensive income (loss)	$(56,072)	$27,428

Weighted-average shares outstanding, basic	10,630,771	10,136,210
Weighted-average shares outstanding, diluted	10,630,771	10,171,924

Net income (loss) per share, basic	$(5.22)	$2.71
Net income (loss) per share, diluted	$(5.22)	$2.70